                                                                   Exhibit 99.1

             DELTAGEN ANNOUNCES FIRST DRUG DEVELOPMENT TARGET IN ITS
                          INFLAMMATORY DISEASE PROGRAM

Redwood City, Calif., March 14, 2002 - Deltagen, Inc. (NASDAQ: DGEN) announced today the initiation of a drug discovery program around its first inflammatory disease target, designated as DT021I. The target has been demonstrated to play a key role in the process involved in autoimmune diseases.

         Utilizing its systems biology approach, Deltagen has analyzed a G protein-coupled receptor (GPCR) target that has been demonstrated to play a key role in the blocking of T-cell responses, an important process in the prevention of autoimmunity. A comprehensive analysis of the mouse phenotype resulting from deleting the DT021I target suggests that the target receptor plays a key role in the priming of adaptive immune responses.

         "We are very excited about DT021I and we believe that an antagonist against this target will have the potential to act as a general immunosuppressive agent by inhibiting T-cell activation. Such an agent could be of considerable value in transplant settings and in autoimmune disorders such as lupus," said Mark Moore, Ph.D., chief scientific officer at Deltagen.

         "Through Deltagen's Research and Drug Development program, our powerful drug discovery engine, we are bringing forward a series of validated targets to fuel our efforts at Deltagen Research Laboratories," said Peter Myers, Ph.D., executive vice president at Deltagen Research Laboratories. "Developing an antagonist against this GPCR is well within the core competencies of our drug discovery team and we look forward to moving this target forward along with DT011M, our insulin-mediating drug target announced earlier this year."

         Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and advance the development of new genomic-based medicines. Through its Target Research and Development program, Deltagen has established drug discovery programs in the areas of oncology, metabolic disorders and inflammatory diseases. Deltagen's principal database product, DeltaBase(TM), provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently has secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase collaborators include Pfizer, Inc., GlaxoSmithKline plc, Merck & Co., Lexicon Genetics, Inc. and Vertex Pharmaceuticals, Inc.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to our ability to identify drug candidates including drug candidates relevant to DT021I, uncertainties related to product and drug development, dependence on proprietary technology, uncertainties related to third-party patents and other intellectual property, cited in the risk factors sections of the Deltagen's Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen's other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.